Exhibit 99.2

KKR & CO. INC.
SEGMENT RESULTS (UNAUDITED)
(Amounts in thousands)

	For the Years Ended December 31,
	2015	2016	2017
Segment Revenues
Fees and Other, Net
Management Fees	$732,033	$797,862	$905,188
Transaction Fees	364,994	344,274	777,247
Monitoring Fees	264,643	64,354	81,021
Fee Credits	(219,620)	(131,628)	(261,429)
Total Fees and Other, Net	1,142,050	1,074,862	1,502,027

Realized Performance Income (Loss)
Carried Interest	1,027,154	1,256,208	1,198,981
Incentive Fees	19,647	33,346	73,395
Total Realized Performance Income (Loss)	1,046,801	1,289,554	1,272,376

Realized Investment Income (Loss)
Net Realized Gains (Losses)	337,023	371,563	194,020
Interest Income and Dividends	411,536	322,857	285,696
Total Realized Investment Income (Loss)	748,559	694,420	479,716
Total Segment Revenues	2,937,410	3,058,836	3,254,119

Segment Expenses
Compensation and Benefits(1)	1,015,056	1,119,564	1,282,745
Occupancy and Related Charges	62,657	62,400	56,410
Other Operating Expenses	233,618	234,348	243,772
Total Segment Expenses	1,311,331	1,416,312	1,582,927

Segment Operating Earnings	1,626,079	1,642,524	1,671,192

Interest Expense	203,085	188,761	181,612
Preferred Dividends	-	22,235	33,364
Income (Loss) Attributable to Noncontrolling Interests	16,007	2,336	6,551
Income Taxes Paid	140,677	87,723	94,065
After-tax Distributable Earnings	$1,266,310	$1,341,469	$1,355,600

(1) Includes equity-based compensation of $186,346, $186,227 and $204,308 for the years ended December 31, 2015, 2016 and 2017, respectively.

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KKR & CO. INC. CLASS A COMMON STOCKHOLDERS  (GAAP BASIS) TO AFTER-TAX DISTRIBUTABLE EARNINGS (UNAUDITED)
(Amounts in thousands)

	For the Years Ended December 31,
	2015	2016	2017

Net Income (Loss) Attributable to KKR & Co. Inc. Class A Common Stockholders	$488,482	$287,072	$984,941

Add: Net Income (Loss) Attributable to Noncontrolling Interests held by KKR Holdings L.P.	433,693	212,878	791,021
Add: Equity-based and Other Compensation - KKR Holdings L.P. and Other	75,233	78,663	141,727
Add: Amortization of Intangibles and Other, net	47,599	(17,267)	122,870
Deduct: Unrealized Carried Interest	163,545	(420,372)	600,242
Deduct: Net Unrealized Gains (Losses)	(391,962)	(584,423)	395,358
Add: Unrealized Performance Income Compensation	66,927	(161,510)	247,601
Deduct: Gain from remeasurement of tax receivable agreement liability	-	-	67,221
Add: Income tax provision	66,636	24,561	224,326
Deduct: Income Taxes Paid	140,677	87,723	94,065
After-tax Distributable Earnings	$1,266,310	$1,341,469	$1,355,600

RECONCILIATION OF TOTAL GAAP REVENUES AND TOTAL GAAP EXPENSES TO TOTAL SEGMENT REVENUES AND TOTAL SEGMENT EXPENSES (UNAUDITED)

(Amounts in thousands)

	For the Years Ended December 31,
	2015	2016	2017

Total GAAP Revenues	$1,043,768	$1,908,093	$3,282,265
Add: Management Fees - Consolidated Funds and Other	538,986	196,375	267,032
Deduct: Fee Credits - Consolidated Funds	202,269	2,921	4,028
Deduct: Capital Allocation-Based Income (GAAP)	-	803,185	1,740,661
Add: Segment Realized Carried Interest	1,027,154	1,256,208	1,198,981
Add: Segment Realized Investment Income (Loss)	748,559	694,420	479,716
Deduct: Revenue Earned by Other Consolidated Entities	152,644	108,605	106,042
Deduct: Expense Reimbursements	66,144	81,549	123,144
Total Segment Revenues	$2,937,410	$3,058,836	$3,254,119

Total GAAP Expenses	$1,871,225	$1,695,474	$2,336,692
Deduct: Equity-based and Other Compensation - KKR Holdings L.P. and Other	75,233	78,663	141,727
Deduct: Segment Unrealized Performance Income Compensation	66,927	(161,510)	247,601
Deduct: Amortization of Intangibles	46,362	41,803	17,821
Deduct: Reimbursable Expenses	80,712	111,016	155,173
Deduct: Operating Expenses relating to Other Consolidated Entities	264,661	216,958	172,920
Add: Other	(25,999)	7,768	(18,523)
Total Segment Expenses	$1,311,331	$1,416,312	$1,582,927